UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ASTRONOVA, INC.

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News Release

FOR IMMEDIATE RELEASE

AstroNova Sends Letter to Shareholders:

Board Focused on Driving Accountability

Board of Directors approves new long-term incentive plan based on 3-year revenue growth and adjusted earnings per share targets

Urges shareholders to vote “FOR” ONLY AstroNova’s Board nominees on the WHITE proxy card

AstroNova highlights concerns and disruptive nature of Samir Patel’s plan and misleading comparison of recent deals as its basis

Samir Patel’s accusation that Board of Directors has not engaged is inaccurate

WEST WARWICK, R.I., June 13, 2025 — AstroNova, Inc. (Nasdaq: ALOT), a leading innovator in data visualization technology, today sent the following letter to shareholders:

June 13, 2025

We urge Shareholders to Vote “FOR” AstroNova’s six highly qualified director nominees on the WHITE universal proxy card TODAY

We, the Board of Directors of AstroNova, Inc. (the “Company” or “AstroNova”), urge shareholders to protect their investment by voting the WHITE proxy card for only AstroNova’s six nominees and NOT the Samir Patel and Askeladden Capital Management LLC (“Askeladden”) nominees.

The 2025 Annual Meeting of Shareholders of AstroNova will be held at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts on Wednesday, July 9, 2025, and all shareholders of record as of the close of business on May 15, 2025, are entitled to vote at the meeting.

Shareholders with any questions about how to vote their shares may call the Company’s proxy solicitor, Alliance Advisors, toll-free at 1-844-202-6164.

VOTE USING THE WHITE PROXY CARD TODAY IN SUPPORT OF ASTRONOVA’S

SIX HIGHLY QUALIFIED DIRECTORS

Dear Fellow Shareholders,

We are listening to you, we understand your frustration with recent financial performance, and we are taking your feedback into our decision-making. While AstroNova’s leadership has worked tirelessly, and continues to do so, on reaccelerating revenue growth and improving profitability, we are doubling down on our commitment to shareholders and accountability for AstroNova and its leadership team.

The Board of Directors has approved a new share-based long-term incentive plan for the executive team and segment leadership that directly ties executive compensation to 3-year revenue growth and adjusted earnings per share targets.

AstroNova Inc. | 600 East Greenwich Avenue | West Warwick, RI 02893 | 401.828.4000

AstroNova Sends Letter to Shareholders: Board Focused on Driving Accountability

June 13, 2025

We believe this new incentive program strongly connects executive pay to the long-term interests of our shareholders and increases the level of accountability for the leadership team to execute on AstroNova’s strategy. The new long-term incentive plan includes two performance goals:

•	Cumulative organic revenue growth[1] in fiscal year 2028 of at least 20% over fiscal year 2025 revenue, with increasing payouts for growth of up to 30%, and

•	Adjusted earnings per share[2] in fiscal year 2028 of at least $1.35, with increasing payouts for adjusted earnings per share of up to $1.85.

We and the management team are committed to delivering meaningful shareholder value, which we believe will be driven through:

1.	Transitioning Aerospace customers to high-performance and high-reliability ToughWriter printers;

2.	Launching innovative Product Identification solutions that provide compelling value to customers; and

3.	Streamlining operations and decreasing supply chain costs.

We believe our first quarter fiscal 2026 results with 14% revenue growth driven by double digit growth in both segments is an early indicator of the progress being made by the Company.

SAMIR’S ACCUSATION THAT THE BOARD WILL NOT ENGAGE IS INACCURATE

While Samir Patel has claimed that the Board has not been engaged, in fact he had a conversation with Richard S. Warzala on March 14. Mr. Warzala responded immediately on the request even after suggesting that the call occur after the quiet period.

On June 10, Alexis Michas reached out to Samir Patel to schedule a conversation. Samir would not make himself available that day nor the next two days showing he would not engage until after his townhall meeting.

While Samir misrepresents the AstroNova Board’s engagement, he also continues to distract employees, management and the Board from executing a clear strategy and waste shareholder dollars on a misguided campaign. His disruptive calls and outreach to employees, prospective employees and customers is undermining management’s continuing diligent execution on our strategic plan to drive growth and improve profitability.

SAMIR’S PLAN IS DISRUPTIVE AND DISCONNECTED FROM REALITY

After careful review and consideration by the Board, we have deemed Samir Patel’s recent three-point plan as redundant, extremely disruptive to existing customer relationships, and mistaken in its underlying assumptions. It also validates his naivete about the role of the Board of Directors at AstroNova and suggests significant overreach that not only encroaches on management but could set back the Company’s hard-won and continuing progress.

1.	Samir’s long list of “ideas” to revamp the Company have either already been in place or are ongoing processes that began long before he made his suggestions

a.	AstroNova has a long history and strong relationship with its banking partners, continues to pay down its total debt and is focused on cash management to accelerate its deleveraging plan

[1]

Cumulative organic revenue growth is defined as the amount, expressed as a percentage, by which AstroNova’s revenue in fiscal year 2028, excluding any revenues attributable to any subsidiary, product line or other line of business it may acquire subsequent to January 31, 2025, exceeds its revenues for the fiscal year ended January 31, 2025

[2]

Adjusted earnings per share is defined as AstroNova’s earnings per share, as calculated in accordance with GAAP, adjusted to exclude the impact of non-recurring items, as approved by AstroNova’s Human Capital and Compensation Committee, such as restructuring charges, impairment charges, and unbudgeted gains or losses outside the control of management.

AstroNova Inc. | 600 East Greenwich Avenue | West Warwick, RI 02893 | 401.828.4000

AstroNova Sends Letter to Shareholders: Board Focused on Driving Accountability

June 13, 2025

b.	The Company has instituted cost-savings initiatives, headcount reductions, and operational improvements as part of its previously-announced restructuring and reorganization

2.

Samir’s plan to put his nominees, who lack knowledge of the highly specialized printing market and have no relationships with our major Aerospace and commercial customers, in front of customers would be extremely disruptive to AstroNova’s working relationships and existing contracts

3.

Samir, who has no go-to-market, sales or marketing experience, wants to evaluate customer and sales processes that have just recently been re-evaluated, reorganized with new segment leadership and newly trained sales teams, and optimized to decrease customer friction points and enhance sales targeting

4.

Samir wants to evaluate the MTEX integration, which is substantially complete at this point following the right-sizing of its portfolio, the reengineering of its product portfolio, and the successful accelerated launches of the first three of five next-generation products being deployed this year

5.

Lastly, but most critically, Samir has based a strategic sale plan on a single deal comparison of an unrelated company, Servotronics, with products that require entirely different engineering and sales processes and have a different financial profile

The more specificity that Samir provides, the more readily apparent is his lack of knowledge and understanding of AstroNova’s business, end markets, and customer needs.

We urge shareholders to protect their investment by NOT voting for any of the nominees proposed by Samir Patel or Askeladden.

We recommend that you vote on the WHITE proxy card FOR all six of AstroNova’s nominees. We urge you not to vote using any gold proxy card from Samir Patel or Askeladden. Please disregard and discard those cards.

Thank you again for your continued support of AstroNova.

Sincerely,

AstroNova Board of Directors

About AstroNova

AstroNova (Nasdaq: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze, and present data in multiple formats. Its strategy is to drive profitable growth through innovative new technologies, building its installed base to expand recurring revenue while strategically sourcing its replacement products.

The Product Identification segment provides a wide array of digital, end-to-end product marking and identification solutions, including hardware, software, and supplies for OEMs, commercial printers, and brand owners. The Aerospace segment provides products designed for airborne printing solutions, avionics, and data acquisition. Aerospace products include flight deck printing solutions, networking hardware, and specialized aerospace-grade supplies. Data acquisition systems are used in research and development, flight testing, missile and rocket telemetry, production monitoring, power, and maintenance applications.

For more information please visit: https://astronovainc.com/.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but rather reflect AstroNova’s current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning AstroNova’s anticipated performance, involve risks, uncertainties and other factors, some of which are beyond AstroNova’s control, which may cause our actual results, performance or achievements to be materially different

AstroNova Inc. | 600 East Greenwich Avenue | West Warwick, RI 02893 | 401.828.4000

AstroNova Sends Letter to Shareholders: Board Focused on Driving Accountability

June 13, 2025

from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to (i) our customers may not adopt our ToughWriter printers at the rate or on the schedule that we expect; (ii) our new Product Identification products may not be deployed on our planeed schedule or be accepted by the market as quickly as we expect, (iii) our efforts to streamline our supply chain and reduce our costs may not be successful, and (iv) those factors set forth in AstroNova’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025 and subsequent filings AstroNova makes with the Securities and Exchange Commission. AstroNova undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

Important Additional Information

In connection with its 2025 Annual Meeting of Shareholders, AstroNova has filed a definitive proxy statement with the SEC and caused it to be mailed, together with an annual report and proxy card, to each of our shareholders. The proxy statement and a copy of the other materials that we file with the SEC from time to time, including our Annual Report on Form 10-K, as amended, for the fiscal year ended January 31, 2025, may be obtained free of charge via the Internet at www.sec.gov and through the Investor Relations page of our corporate website, https://investors.astronovainc.com/investors/financial-reports/annual-reports-and-proxy/default.aspx. In addition, investors and security holders may obtain free copies of the proxy statement, the annual report and other proxy materials by directing a written request to ALOTproxy@allianceadvisors.com.

The proxy statement and other relevant materials we have made or will make available contain important information about the director nominees and the other matters to be voted upon by shareholders at the 2025 Annual Meeting of Shareholders. AstroNova urges shareholders to read the proxy statement, and any other relevant materials we make available, before making any decision with respect to the matters to be voted upon at the 2025 Annual Meeting of Shareholders, including the election of directors.

For more information contact:

Deborah Pawlowski, IRC, Alliance Advisors

Email:  dpawlowski@allianceadvisors.com

Phone: 716.843.3908

AstroNova Inc. | 600 East Greenwich Avenue | West Warwick, RI 02893 | 401.828.4000